Exhibit 99.1

MBIA Inc. 113 King Street Armonk, NY 10504 www.mbia.com

NEWS RELEASE

Contacts:

MBIA, Media: Willard Hill +1-914-765-3860

MBIA, Media: Elizabeth James +1-914-765-3889

MBIA, Investor Relations: Greg Diamond +1-914-765-3190

MBIA ANNOUNCES COMPREHENSIVE PLAN TO STRENGTHEN CAPITAL

UPDATES ESTIMATES OF FOURTH QUARTER LOSS RESERVES, CHANGES TO MARK-TO-MARKET VALUATIONS AND PROVIDES INFORMATION ON RELATED CDO IMPAIRMENTS; ANNOUNCES DIVIDEND REDUCTION

ARMONK, N.Y. – January 9, 2008 – In conjunction with its plan to strengthen its capital base, MBIA Inc. (the “Company”) (NYSE: MBI), the holding company for MBIA Insurance Corporation (“MBIA”), today:

•	released details of its comprehensive capital strengthening plan;

•	updated information relating to estimated increases to case loss activity on its prime, second-lien mortgage-related exposure and estimated increases to unallocated loss reserves;

•	updated information relating to the estimated change in fair value of insured credit derivatives (“mark-to-market”) and provided information on impairments of certain insured credit derivatives; and

•	announced a reduction in its quarterly shareholder dividend to 13 cents per share from its most recent quarterly shareholder dividend rate of 34 cents per share.

Capital Strengthening Plan: The key elements of MBIA’s plan to further strengthen its capital position include:

•

The Warburg Pincus investment announced on December 10, 2007. As announced, Warburg Pincus has committed to invest $500 million in common equity at $31 per share and to backstop a $500 million rights offering to the Company’s existing shareholders. Warburg Pincus will also receive warrants to purchase additional shares at $40 per share. The Warburg Pincus investment is proceeding according to plan, with the common equity investment currently expected to close in January 2008 and the rights offering expected to close in February 2008. Refer to the Company’s Current Report on Form 8-K, filed on December 13, 2007, for a copy of the Warburg Pincus Investment Agreement.

•	$1 billion of debt, which is expected to be treated as capital of the insurance company for rating agency purposes.

•	The net release of capital that supports amortizing and maturing transactions is expected to amount to $300 million to $500 million in the fourth quarter of 2007.

•	The shareholder dividend reduction announced today is expected to preserve approximately $80 million per year.

•

The purchase of reinsurance covering a diversified portion of MBIA’s portfolio, which is expected to reduce MBIA’s capital requirements by $50 million to $150 million, is expected to occur in the near term.

Upon successful completion of its capital management plan, the Company expects to meet or exceed the rating agencies’ current capital requirements for MBIA to retain its Triple-A ratings. Based on discussions with the rating agencies and the commentary they have released to the market, the Company believes that the successful implementation of this capital plan will result in a robust capital position that will lead to stable ratings.

Estimate of Incurred Losses: Consistent with its previously released estimates (December 10, 2007), MBIA estimates that it will incur a total of $737 million in loss and loss adjustment expenses for the fourth quarter of 2007. These expenses consist of fourth quarter case loss activity of approximately $614 million and $123 million in unallocated loss reserve activity. The approximately $614 million case loss activity is principally related to MBIA’s insured securitizations of prime home equity lines of credit and prime closed-end second-lien mortgages. The estimate of case loss activity reflects MBIA’s best estimate of probable and estimable losses. The ultimate amount of such incurred losses might differ from the above estimate.

MBIA’s $214 million total unallocated loss reserves at September 30, 2007 will increase with the addition of approximately $23 million, reflecting the regular quarterly addition of 12 percent of scheduled earned premiums, and the special addition of $100 million to reflect MBIA’s estimate of losses that are probable to occur as a result of the potential for adverse developments in the real estate market related to prime, second-lien mortgage exposure, but which have not yet been specifically identified.

Mark-to-Market Estimate (including CDO-squared credit impairment): As previously disclosed, MBIA has observed significant widening of market spreads of collateral underlying certain MBIA-insured CDO tranches in the fourth quarter of 2007. The non-cash pre-tax change in fair value of insured credit derivatives (“mark-to-market”), under generally accepted accounting principles, between September 30, 2007 and December 31, 2007 is estimated to be a loss of $3.3 billion. The non-cash after-tax mark-to-market loss is estimated to be $2.1 billion. These mark-to-market estimates are preliminary and are subject to adjustment, as MBIA is finalizing its evaluation and analysis for the quarter ending December 31, 2007. Of this $3.3 billion mark-to-market loss, approximately $200 million represents estimated credit impairment related to three CDO-squared transactions that MBIA expects to incur actual claims in the future. However, as previously stated, MBIA continues to believe that the balance of the mark-to-market losses are not predictive of future claims and in the absence of credit impairment, the cumulative marks will net to zero over the remaining life of the insured credit derivatives. The mark-to-market also does not affect rating agency evaluations of MBIA’s capital adequacy. The mark-to-market amount disclosed above reflects a refinement to MBIA’s valuation modeling techniques that was implemented in the fourth quarter. Specifically, in light of extraordinary widening of the market spreads for the asset-backed security (ABS) portion of the collateral underlying certain insured CDO tranches, for purposes of its valuation model, MBIA revised its approach and treated that ABS collateral as if it were in default.

Change in Dividend: The Company also announced that its Board of Directors has authorized a revised shareholder dividend policy which will reduce quarterly shareholder dividends from $.34 per share to $.13 per share. The dividend reduction is expected to preserve approximately $80 million in capital per year.

MBIA Chairman and CEO Gary C. Dunton said, “We are committed to the successful implementation of this comprehensive plan to significantly strengthen our capital position and secure our Triple-A ratings without qualification. We are confident that the additional capital together with the steady cash flows generated by our large embedded book of business and the opportunity to grow our business profitably in the current market environment, will enable us to continue to serve the needs of our marketplace, and build long-term value for our shareholders.”

MBIA’s Chief Financial Officer, C. Edward (Chuck) Chaplin commented, “We believe that the outlined capital plan allows MBIA to meet its obligations, support our customers and continue profitable growth going forward. While the volatility in the mortgage market and non-cash GAAP accounting standards will negatively impact our financial results this quarter, we are quite enthusiastic about future prospects.” Speaking to the announced dividend reduction, Mr. Chaplin added, “The announced change in our dividend rate significantly enhances our financial flexibility.”

Commenting on the announced initiatives, David Coulter, Managing Director at Warburg Pincus, stated, “Warburg Pincus is pleased by the announced capital strengthening plan and believes that the plan will further affirm MBIA’s position as the leader in the financial guarantee insurance industry. Our investment in MBIA is proceeding according to plan with our equity investment expected to close later this month.”

This news release may contain forward-looking information relating to the future performance of the Company. These forward-looking statements are not guarantees of MBIA’s future performance. Actual results may differ materially from these forward-looking statements due to various potential factors. Descriptions of these potential factors can be found in the Company’s SEC filings, which can be accessed by the Company’s Web site www.mbia.com. The Company undertakes no obligation to publicly correct or update any forward-looking statements even if it later becomes aware that such results are not likely to be achieved.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody’s Investors Service, Standard & Poor’s Ratings Services and Rating and Investment Information, Inc. Fitch Ratings has placed MBIA on Rating Watch Negative. MBIA has offices in London, Madrid, Mexico City, Milan, New York, Paris, San Francisco, Sydney and Tokyo. Please visit MBIA’s Web site at www.mbia.com.

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